AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of July 1, 2012, by and among American Beacon Advisors, Inc., a Delaware corporation (“Manager”), and Massachusetts Financial Services Company (the “Adviser”).

WHEREAS, Manager and Adviser entered into an Investment Advisory Agreement dated as of the 13th day of December 2010 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Agreement.

Section 3-Voting Rights - is deleted in its entirety and replaced with the following:

Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX).  The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.  The Adviser shall not be responsible for filing proofs of claim or otherwise participating in class action lawsuits or bankruptcy proceedings with respect to securities currently or previously held by the Portfolios.

2.	Miscellaneous.

(a)
Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Massachusetts Financial Services Company		American Beacon Advisors, Inc.

By	/s/ Carol Geremia	By	/s/ Gene L. Needles, Jr.
Carol Geremia			Gene L. Needles, Jr.
Executive Vice President			President & CEO

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